                                                                   EXHIBIT 10(d)

                              SEPARATION AGREEMENT
                              --------------------


          This SEPARATION AGREEMENT (this "Agreement") is entered into as of the 1st day of November, 2000 between Robert G. Corbett (the "Employee"), and International Flavors & Fragrances Inc., a New York corporation (the "Company").

                              W I T N E S S E T H
                              - - - - - - - - - -

          WHEREAS, the Employee is employed by the Company as a Vice President and President of its Flavor Division, and serves on its the Board of Directors (the "Board"); and

          WHEREAS, the Company and the Employee have agreed that the Employee's employment with the Company shall terminate on January 1, 2001 (the "Separation Date"); and

          WHEREAS, the Employee and the Company now desire to enter into an agreement concerning the duties and responsibilities of the Employee from the date hereof until the Separation Date and in respect of the Employee's separation from the Company as hereinafter set forth,

          NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, the Employee and the Company agree as follows:

          1.  Continuation of Employment; Duties. Until the Separation Date, the
              ----------------------------------
Employee shall remain a full-time employee of the Company and shall continue as a Vice President of the Company. The Employee shall perform such duties commensurate with his executive status as Richard A. Goldstein, the Company's Chairman and Chief Executive Officer, may reasonably assign to him. The parties currently contemplate that these duties will consist primarily of participating in the continued design and implementation of the Company's Commercial Product Development program; however, the Employee acknowledges that he may be requested to perform, and he agrees to perform, other duties as well. The Employee may use the administrative/secretarial services of Jean Horvath to assist him in the performance of his duties.

          2.  Termination of Employment Relationship; Resignation from
              --------------------------------------------------------
Officerships and Directorships. The Employee has executed and delivered to the
------------------------------
Company his resignation, effective as of the date of this Agreement, from the Company's

Board of Directors. On the Separation Date the Employee's employment with the Company, and with all entities controlled directly or indirectly by the Company (together with the Company, the "Company Group"), shall terminate. Effective as of the Separation Date, the Employee shall voluntarily resign as a director and/or officer of each Company Group entity in which he has served as a director and/or officer prior to the date of this Agreement; from the Company's Pension Committee and as a Trustee of the Company's Pension Plan; and from the Administrative Committee of the Company's Retirement Investment Fund Plan.

          3.   Consideration to the Employee. The Company shall make the
               -----------------------------
following payments and provide the following additional benefits and consideration to the Employee, subject to Section 6 hereof:

          (a)  Salary and Benefits through the Separation Date Payments.
               --------------------------------------------------------
Through and including the Separation Date, the Employee shall continue to be paid his current base salary of $32,083.33 per month ($385,000 per year), and shall continue to be entitled to all of the benefits that the Company is currently making available to employees who are officers of the Company. The Employee shall be entitled to the same percentage contribution by the Company in respect of the year 2000 under the Company's Retirement Investment Fund Plan, including the Supplemental Retirement Investment Plan, as the Company makes to United States employees of the Company generally.

          (b)  2000 Incentive Compensation. The Employee shall receive $192,500
               ---------------------------
(representing 50% of the Employee's 2000 base salary) as incentive compensation under the Company's Management Incentive Compensation Plan (the "MICP") with respect to the year 2000, which shall be paid in one lump sum as previously directed by the Employee under the terms of the MICP (the "2000 Incentive Compensation Award"). No bonus or other incentive compensation (whether under the MICP, the Company's 2000 Stock Award and Incentive Plan or otherwise) is or shall be awarded to the Employee with respect to 2000 or any period after 2000. The 2000 Incentive Compensation Award shall be paid to the Employee in early 2001 at the same time as incentive compensation is paid to executive employees of the Company generally.

          (c)  Severance Payments. Commencing January 2, 2001 and continuing
               ------------------
through and including December 31, 2002 (the "Severance Period"), the Employee shall receive monthly severance payments of $48,125, which is equal to the sum of his current monthly base salary ($32,083.33) and one-twelfth of the 2000 Incentive Compensation Award ($16,041.67) ("Severance Payments"). Severance Payments shall be made semi-monthly at the same times as compensation is paid to exempt United States employees of the Company.

          (d)  Stock Options. The Employee may exercise through and including
               -------------
March 31, 2001 any IFF stock options that are exercisable on the Separation Date, in accordance with the provisions of various Stock Option Agreements between the Employee and the Company. If the Employee should die prior to the expiration of that period, his legal representative's right to exercise stock options shall be governed by the provisions of such Stock Option Agreements. Options that under the terms of such Stock Option Agreements are not exercisable as of the Separation Date shall lapse on such date. All exercisable but then unexercised options shall expire at the close of business on March 31, 2001.

          (e)  Pension and Other Benefits. The Employee shall be vested in the
               --------------------------
benefits that he accrues through January 1, 2001 pursuant to the Company's Pension Plan (including the supplemental plan), the Company's Retirement Income Fund Plan (including the supplemental plan and the MICP and the Company's Special Executive Bonus Plan (as to amounts earned with respect to 1999 and prior years and deferred). The Employee's entitlement to payments from any such plan shall be governed by the terms of such plan. For the shorter of the Severance Period or until the Employee becomes eligible to participate in medical, dental and/or life insurance plans upon his commencement of new "Employment," as hereinafter defined (the "Supplemental Benefits Period"), the Employee and his eligible dependents shall either (a) continue to participate in the Company's medical and dental plans and to be covered under the Company's group life insurance plan (including the Executive Death Benefit Plan), under the same terms and conditions, and at the same contribution levels, as are applicable to active employees of the Company, or (b) if such continued participation is not possible under the terms and conditions of one or more of such plans, the Company shall arrange to have issued for the benefit of the Employee and his dependents individual policies of insurance providing benefits substantially similar (on an after-tax basis) to the plan(s) as to which the Employee's continued participation is not possible. In such event the Employee shall make contributions to the cost of such policy or policies of insurance as if he were continuing to participate in the applicable Company plans. For the purpose of this Agreement, "Employment" shall mean the Employee's substantially full-time participation for monetary compensation as an officer, employee, partner, principal or individual proprietor in any entity or business. At the expiration of the Supplemental Benefits Period the Employee shall be able to continue coverage under the Company's medical plan in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for up to eighteen (18) months after the expiration of the Supplemental Benefits Period by paying the applicable monthly premiums.

          (f)  Company Car; Cellular Phone. On the Separation Date, the Company
               ---------------------------
shall transfer to the Employee ownership of the 1998 Infiniti Q45t automobile currently provided to him by the Company (the "Company Car"). For the Supplemental Benefits Period, the Employee may continue to use, and the Company shall continue to pay in the same manner as it currently does, his Company-provided cellular telephone.

          (g)  Outplacement. The Company shall arrange for the Employee to have
               ------------
the outplacement services with Manchester Partners, and shall pay all fees associated therewith. The Company agrees to cause such outplacement services to be continued until the earlier of the expiration of the Severance Period or the date on which the Employee accepts new Employment.

          (h)  Attorney's Fees. Within ten (10) days after the Employee's
               ---------------
execution and delivery to the Company of this Agreement and the Release, the Company shall place in the mail to the Employee's attorney, Howard S. Denburg, Esq., Grotta, Glassman & Hoffman, 125 West 55th Street, New York, New York 10019, a check for $2,500 in respect of the Employee's attorneys' fees in connection with the negotiation of this Agreement. The Company shall have no other obligation to the Employee or to any attorney or other advisor acting on the Employee's behalf.

          4.   Noncompetition; Nonsolicitation. During the Severance Period, the
               -------------------------------
Employee agrees that he shall not act as a director, officer, employee, partner or individual proprietor of, perform consulting services for, or otherwise give material assistance to, any of the following entities or any of their parent or subsidiary companies anywhere in the world: Dragoco, Firmenich, Givaudan, Haarmann & Reimer, Quest International, Robertet, Takasago or Universal Foods (the "Competing Entities"). Notwithstanding the foregoing, the Employee shall not be prevented from owning a beneficial interest of less than five percent (5%) of the outstanding capital stock of any publicly owned Competing Entity. Additionally, during the Severance Period, the Employee agrees that he shall not solicit, induce, or attempt to influence any individual who is an employee of the Company Group to terminate his or her employment relationship with the Company Group, or to become employed by him or his affiliates or any person by which he is employed, or interfere in any other way with the employment, or other relationship, of the Company Group and any employee thereof. The Employee also agrees that, during the Severance Period he shall not, in any way that interferes with the business of the Company or with the relationship between the Company and any such entity, solicit or canvass the trade, business or patronage of, or sell to or buy from, any persons or entities that are either (i) customers of or suppliers to the Company Group, or (ii) actual or prospective customers of or suppliers to the Company Group with respect to which a sales effort, presentation or proposal was made.

          5.   Entire Consideration. The Employee understands and agrees that
               --------------------
the payments and benefits provided for in this Agreement (a) are the only ones to which he is entitled relating to his employment and/or in connection with the termination of his employment with the Company, and (b) are in excess of those to which he otherwise would be entitled, and that they are being provided to him in consideration for his signing of this Agreement and the "Release," as defined in Section 6, which consideration he agrees is adequate and satisfactory to him.

          6.   Releases. As a condition to the Employee's entitlement to the
               --------
compensation, payments and benefits provided for in Sections 1 and 3 hereof, the Employee shall have executed and delivered to the Company a release in the form attached hereto as Schedule I (the "Release"), and such Release shall have become irrevocable. If the Employee exercises his right to revoke the Release in accordance with the terms thereof, then this Agreement shall become null and void ab initio. As a further condition to the Employee's entitlement to the compensation, payment and benefits provided in Section 3, the Company shall have the right to require the Employee to execute and deliver an additional release substantially identical to the Release, but dated as of the Separation Date.

          7.   Non-Disparagement. Each of the Employee and the Company agrees
               -----------------
that at no time will either the Employee or any officer, director, employee or other representative of the Company in any way denigrate, demean or otherwise say or do anything, whether in oral discussions or in writing, that would cause any third party, including but not limited to suppliers, customers and competitors of the Company, to lower its perception about the integrity, public or private image, professional competence, or quality of products or service, of the other or, in the case of the Company, of any officer, director, employee or other representative of the Company. The Company and the Employee have agreed on the written form of reference attached to this Agreement as Schedule II. The Employee may use this reference with any prospective employer. Other than this reference, if the Company is asked by a prospective employer for a reference with respect to a new position for which the Employee is being considered, without the Employee's prior written consent the Company will do no more than confirm the Employee's dates of employment and salary history.

          8.   Cooperation and Assistance. The Employee acknowledges that he may
               --------------------------
have historical information or knowledge that may be useful to the Company in connection with current or future legal, regulatory or administrative proceedings. The

Employee will cooperate with the Company, both during the Severance Period and thereafter, in the defense or prosecution of any such claims that relate to events or occurrences that transpired during the Employee's employment with the Company. The Employee's cooperation in connection with such claims or actions shall include being reasonably available, subject to his other business and personal commitments, to meet with counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company at reasonable times and with reasonable advance notice to the Employee. The Company shall reimburse the Employee for any out-of-pocket expenses, including the reasonable fees of the Employee's personal attorney, which he incurs in connection with such cooperation.

          9.   Return of Property. Except as otherwise provided in this Section
               ------------------
9, the Employee expressly agrees that, on the Separation Date, he will return to the Company all property of the Company Group including, but not limited to, any and all files, computers, computer equipment and software and diskettes, documents, papers, records, accords, notes, agenda, memoranda, plans, calendars and other books and records of any kind and nature whatsoever containing information concerning the Company Group or their customers or operations. The Employee affirms that he will not retain copies of any such property or other materials. Notwithstanding the foregoing, the Employee shall not be required to return the laptop computer, docking station, monitor, keyboard and accessories therefor that are in his Company office on the date of this Agreement, or his rolodexes, personal diaries and correspondence.

          10.  Non-Disclosure. Under the Employee's Security Agreement with
               --------------
the Company, a copy of which is attached to this Agreement as Schedule III, and under applicable trade secret law, the Employee is obliged to keep in confidence all trade secrets and proprietary and confidential information of the Company Group, whether patentable or not which he learned or of which he became aware or informed during his employment by the Company (except to the extent disclosure is or may be required by a statute, by a court of law, by any governmental agency having supervisory authority over the business of the Company or by any administrative or legislative body (including a committee thereof) with apparent jurisdiction to order him to divulge, disclose or make accessible such information,, and not to directly or indirectly publish, disclose, market or use, or authorize, advise, hire, counsel or otherwise procure any other person or entity, directly or indirectly, to publish, disclose, market or use, any such information. Both under such Security Agreement and under applicable law, such obligations continue not only while the Employee is employed by the Company, but after cessation of that employment. In amplification and not in limitation of the foregoing, the Employee acknowledges that during his employment with the Company, he has or may have acquired proprietary and confidential knowledge and information of the Company Group, including, but not limited to, fragrance and flavor formulae, secret processes and products, qualities and grades of flavor and fragrance ingredients and raw materials, including but not limited to aroma chemicals, perfumery and flavor and fragrance compounding "know-how" and other technical data belonging to or relating to the Company Group, and the identity of customers and suppliers of the Company Group and the quantities of products ordered by or from and the prices paid by or to those customers and suppliers. In addition, the Employee has also acquired similar confidential knowledge and information belonging to customers of the Company Group and provided to the Company Group in confidence under written and oral secrecy agreements. The Employee agrees to abide by the terms and conditions of the Security Agreement and of this Section 10 both during the Severance Period and thereafter.

          11.  Tax and Withholding.  Any Federal, State and/or local income,
               -------------------
personal property, franchise, excise or other taxes owed by the Employee as a result of the payments or benefits provided under the terms of this Agreement shall be the sole responsibility and obligation of the Employee. The parties hereto agree and acknowledge that Company shall have the right to withhold from any payments made or benefits provided to the Employee any and all amounts that are necessary to enable the Company to satisfy any withholding or other tax obligation that arises in connection with such payments or benefits, and the Company shall report any such amounts that it determines are compensation income on a Form W-2, including but not limited to the value of the Company Car.

          12.  No Oral Modification.  This Agreement may not be changed orally
               --------------------
and no modification, amendment or waiver of any provision contained in this Agreement, or any future representation, promise or condition in connection with the subject matter of this Agreement shall be binding upon any party hereto unless made in writing and signed by such party.

          13.  Resolution of Disputes.  Any disputes under or in connection with
               ----------------------
this Agreement shall, at the election of either party, be resolved by arbitration, to be held in New York, New York in accordance with the rules and procedures of the American Arbitration Association then in effect. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Each party shall bear its own costs, including but not limited to attorneys' fees, of the arbitration or of any litigation arising out of this Agreement. Pending the resolution of any arbitration or litigation, the Company shall continue payment of all amounts due the Employee under this Agreement and all benefits to which the Employee is entitled at the time the dispute arises.

          14.  Severability.  In the event that any provision of this Agreement
               ------------
or the application thereof should be held to be void, voidable, unlawful or, for any reason, unenforceable, the remaining portion and application shall remain in full force and effect, and to that end the provisions of this Agreement are declared to be severable.

          15.  Governing Law.  This Agreement is made and entered into, and
               -------------
shall be subject to, governed by, and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

          16.   Successors and Assigns.  This Agreement shall inure to the
               -----------------------
benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns, including but not limited to (i) with respect to the Company, any entity with which the Company may merge or consolidate or to which the Company may sell all or substantially all of its assets, and (ii) with respect to the Employee, his executors, administrators, heirs and legal representatives.

          17.  Notices.  All notices required pursuant to this Agreement shall
               -------
be in writing and shall be deemed given if mailed, postage prepaid, or if delivered by fax or by hand, to a party at the address set forth below:

          If to the Employee:

          Mr. Robert G. Corbett
          779 Hyslip Avenue
          Westfield, New Jersey 07090

          If to the Company:

          International Flavors & Fragrances Inc.
          521 West 57/th/ Street
          New York, New York 10019

          Attention:  Corporate Secretary

Any change in address by either party shall be effective when notified to the other party as aforesaid.

          18.  Counterparts.  This Agreement may be executed in
               ------------
counterparts, and each counterpart, when executed, shall have the effect of a signed original.

          19.  Acknowledgment of Knowing and Voluntary Release; Revocation
               -----------------------------------------------------------
Right.  The Employee certifies that he has read the terms of this Agreement.
-----
The execution hereof by the Employee shall indicate that this Agreement conforms to the Employee's understandings and is acceptable to him as a final agreement. It is further understood and agreed that the Employee has had the opportunity to consult with counsel of his choice, that he has in fact consulted with his own counsel with respect to this Agreement, and that he has been given a reasonable and sufficient period of time of no less than 21 days in which to consider and return this Agreement.

     WHEREFORE, intending to be legally bound, the parties have agreed to the aforesaid terms and indicate their agreement by signing below.




          ROBERT G. CORBETT

          /s/ Robert G. Corbett                                   11/26/00
          ------------------------                              ------------
             Robert G. Corbett                                     Date


          INTERNATIONAL FLAVORS & FRAGRANCES INC.



          By:  /s/ Stephen A. Block                               11/15/00
               ----------------------------                     ------------
               Stephen A. Block                                    Date
               Senior Vice-President
               General Counsel
               and Secretary

                                                                      SCHEDULE I
                                                                      ----------
                                    RELEASE
                                    -------

     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned, Robert G. Corbett, of 770 Hyslip Avenue, Westfield, New Jersey 07090 (hereinafter referred to as "Employee"), for and in consideration of certain benefits heretofore paid or to be paid or provided to him by International Flavors & Fragrances Inc., a New York corporation with a place of business at 521 West 57/th/ Street, New York, New York 10019 (hereinafter referred to as "IFF Inc."), as such benefits are set forth in a Separation Agreement dated as of November 1, 2000 (the "Separation Agreement"), DOES HEREBY IREREVOCABLY AND UNCONDITIONALLY AGREE TO RELEASE, WAIVE and FOREVER DISCHARGE, except as otherwise provided in this Release, IFF Inc. and all of its subsidiaries, affiliates, successors and assigns and their respective directors, officers, employees and agents (hereinafter referred to as "Releasees") from all "Claims", as hereinafter defined, and Employee waives, releases and covenants not to sue Releasees or to file any lawsuit or any claim with any Federal, state or local administrative agency asserting or in respect of any of such Claims.

     As used in this Release, the term "Claims" means and includes all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, actions, causes of action, rights, costs, losses and expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, which Employee now has, or claims to have, or which Employee at any earlier time had, or claimed to have had, or which Employee at any future time may have, or claim to have, against each or any of the Releasees as to any matters relating to or arising out of his employment and/or service on the Board of Directors of IFF Inc. or any subsidiary or affiliate thereof or the termination of such employment or Board of Director service, and occurring or arising on or before the date this Release is executed by Employee. The Claims Employee is releasing under this Release include, but are not limited to, rights arising out of alleged violations of any contracts, express or implied, written or oral, and any Claims for wrongful discharge, fraud, misrepresentation, infliction of emotional distress, or any other tort, and any other Claims relating to or arising out of Employee's employment, compensation and benefits with IFF Inc. or the termination thereof, and any Claim for violation of any the laws of any country of the world or subdivision thereof, including but not limited to any United States Federal, state or other governmental statute, regulation or ordinance including, but not limited to, the following, each as amended to date:
(1) Title VII of the Civil Rights Act of 1964, 42 U.S.C. (S)(S) 2000e et seq.;
                                                                      -- ----
(2) Section 1981 of the Civil Rights Act of 1866, 42 U.S.C. (S) 1981; (3) the Americans with Disabilities Act, 42 U.S.C. (S) 12101 et seq. (4) the Age
                                                     -- ----

Discrimination in Employment Act, 29 U.S.C. (S)(S) 621-634; (5) the Equal Pay Act of 1963, 29 U.S.C. (S) 206; (6) Executive Order 11246; (7) Executive Order 11141; (8) Section 503 of the Rehabilitation Act of 1973, 29 U.S.C. (S)(S) 701 et seq.; (9) the Employee Retirement Income Security Act of 1974, 29 U.S.C.
-- ---
(S)(S) 1001 et seq.; and (10) any applicable New York or New Jersey law,
            -- ---
statute, regulation, ordinance, or constitutional or public policy provisions. Anything in this Release to the contrary notwithstanding, it is agreed that the Employee does not waive his rights to coverage under any directors and officers insurance policy, for indemnification pursuant to IFF Inc.'s By-laws as in effect on the date of this Release for acts or omissions occurring or alleged to have occurred during Employee's employment or other service to IFF Inc., or to enforce the Separation Agreement or any rights under any employee or retirement benefit plan, program or policy of IFF Inc. or any of its subsidiaries or affiliates.

     Employee hereby represents that neither he nor anyone acting at his discretion or on his behalf has filed any complaints, charges, claims, demands or lawsuits with respect to any Claim (an "Action") against any Releasee with any governmental agency or any court; that he will not file or pursue any Action at any time hereafter; and that if any such agency or court assumes jurisdiction of any Action, against any Releasee on behalf of Employee, he will request such agency or court to withdraw the matter. If any such Action is filed by the Employee, he further agrees that he will not seek any relief from the Releasees, however that relief might be called, whether reinstatement, back pay, compensatory, punitive or exemplary damages, claims for emotional distress or pain and suffering, or claims for attorneys' fees, reimbursement of expenses or otherwise, on the basis of any such claim. Neither this Release nor the undertaking in this paragraph shall limit Employee from pursuing Claims for the sole purpose of enforcing his rights under the Separation Agreement or under any employment or retiree benefit plan or program of IFF Inc. or any of its subsidiaries or affiliates.

          For the purpose of implementing a full and complete release and discharge of claims, the Employee expressly acknowledges that this Release is intended to include in its effect, without limitation, all the claims described in the preceding paragraphs, whether known or unknown, apparent or concealed, and that this Release contemplates the extinction of all such claims, including claims for attorneys' fees. Employee expressly waives any right to assert after the execution of this Release that any such claim, demand, obligation, or cause of action has, through ignorance or oversight, been omitted from the scope of the Release.

     This Release is made and entered into, and shall be subject to, governed by and interpreted in accordance with the laws of the State of New York and shall be fully enforceable in the courts of that state, without regard to principles of conflict of laws.

     Employee hereby represents that he has been given a period of twenty-one (21) days to review and consider this Release before signing it. Employee further understands that he may use none or as much of this 21-day period as he wishes prior to signing.

     Employee is advised that he has the right to and acknowledges that he has consulted with an attorney before signing this Release.

     Employee may revoke this Release within seven (7) days after he signs it. Revocation can be made by delivering a written notice of revocation to Stephen
A. Block, Senior Vice President, General Counsel and Secretary, IFF Inc., 521 West 57/th/ Street, New York, New York 10019. For such revocation to be effective, written notice must be received by Mr. Block not later than the close of business on the seventh day after the day on which Employee executes this Release. If Employee revokes this Release, it shall not be effective and the Separation Agreement shall be null and void ab initio.

     EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS RELEASE, UNDERSTANDS IT AND IS VOLUNTARILY EXECUTING IT AND THAT NO REPRESENTATIONS, PROMISES OR INDUCEMENTS HAVE BEEN MADE TO EMPLOYEE EXCEPT AS SET FORTH IN THIS RELEASE VOLUNTARILY, AND THAT HE INTENDS TO BE LEGALLY BOUND BY ITS TERMS, WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

     PLEASE READ THIS RELEASE CAREFULLY. IT COVERS ALL KNOWN AND UNKNOWN CLAIMS INCLUDING CLAIMS UNDER THE FEDERAL AGE DISCRIMINATION IN EMPLOYMENT ACT.

     Executed at New York, New York on November 26, 2000.

                                                 /s/ Robert G. Corbett
                                                ---------------------------
                                                     Robert G. Corbett

                                                                     SCHEDULE II
                                                                     -----------

                   INTERNATIONAL FLAVORS & FRAGRANCES INC.
                   ----------------------------------------

                         FORM OF REFERENCE PURSUANT TO
                       SECTION 7 OF SEPARATION AGREEMENT
                         DATED AS OF NOVEMBER 1, 2000
                         ----------------------------


     Over the past several months as part of its strategic planning process, IFF has been assessing the organization and evaluating what the most effective structure should be going forward from a strategic and tactical perspective. Most recently, decisions were made to streamline the organization by combining the flavor and fragrance divisions in response to the competitive marketplace and the consolidating industry situation. Specifically, Bob's position was eliminated and during our discussions Bob indicated that his career options and continued growth at IFF wold be limited. As a result, we agreed that Bob would begin looking at outside opportunities.

                                                                    SCHEDULE III

                              SECURITY AGREEMENT


                    International Flavors & Fragrances Inc.

                    521 West 57th St. New York, N.Y. 10019

                                     (IFF)


     In consideration of my employment by IFF or any its subsidiaries therein together call IFF. I hereby agree as follows:

     1. I acknowledge that in the course of my employment by IFF, I may have access to, acquire or gain confidential knowledge or information (i) with respect to formulae, secret processes, plans, devices, products, know-how and other data belonging or relating to IFF, or (ii) with respect to the identity of customers of IFF, and the identity of products and the quantity and prices of the same ordered by such customers. I acknowledge that all such information is the sole property of IFF and I shall treat it as set forth below.

     2. I shall keep confidential all such knowledge or information described above and shall not divulge it to others nor use it for my own private purposes or personal gain without the express written consent of IFF. This obligation on my part shall continue during and after the period of my employment by IFF.

     3. Upon termination of my employment or at any time IFF may request. I shall deliver to IFF all notes, memoranda, formulae, records, files or other papers, and copies thereof, in my custody relating to any such knowledge or information described above to which I have had access or which I may have developed during the term of my employment.

     4. I shall not, without the prior written permission of IFF, after leaving the employ of IFF for any reason, work for others, or for my own account on any of the secret processes or formulae on which I have worked or to which I have had access which in the employ of IFF.

     5. Any invention, formulae, process, product, idea, discovery and improvement conceived or developed by me within the period of my employment, relating to any activity engaged in by IFF, shall be the sole and exclusive property of IFF and I shall promptly communicate to IFF full information with respect to any of the foregoing conceived or developed by me. I shall execute and deliver all documents and do all other things as shall be deemed by IFF to be necessary and proper to effect the assignment to IFF of the sole and exclusive right, title and interest in and to all such inventions, formulae, processes products, ideas, discoveries and improvements, and patent applications and patents thereon.

     6. I understand and agree that IFF has no interest and will not accept divulgence to it or any confidential knowledge or information which is the property of any previous employee or other third party. Notwithstanding any other paragraph of this agreement. I shall not communicate any such confidential knowledge or information to IFF nor use the same during the course of my employment.


   April 18, 1983                                      /s/ Robert G. Corbett
-----------------------                             ----------------------------
       date                                                 (signature)